Exhibit 21.1
APAC CUSTOMER SERVICES, INC.
PARENT AND SUBSIDIARIES

APAC Customer Services, Inc.
FEIN 36-2777140
Illinois (state of incorporation)
Prior Corporate Name: APAC Teleservices, Inc.
(name changed to APAC Customer Services, Inc. in 1999)

APAC Customer Services of Iowa, LLC[1]
FEIN 32-0047230
Illinois (state of organization)

A Pacific Customer Services Phils., Inc [2]
Philippines (jurisdiction of organization)

APAC Latin America, LLC [3]
FEIN 27-0521294
Delaware (state of incorporation)

[1]	100% ownership by APAC Customer Services, Inc.

[2]	40% owned by APAC Customer Services, Inc., and 60% owned by certain individual partners of Philippine counsel from Angara Abello Concepcion Regala & Cruz Law Offices (ACCRALAW®)

[3]	100% ownership by APAC Customer Services, Inc., formed July 9, 2009